Exhibit 99.1

Pacifico and Caravelle Postpone Closing of Merger Transaction

NEW YORK, Dec. 7, 2022 /PRNewswire/ -- Pacifico Acquisition Corp. (Nasdaq: PAFO; “Pacifico”), a publicly traded special purpose acquisition company, today announced that Pacifico and Caravelle Group Co., Ltd (“Caravelle”), an ocean technology company providing international shipping services and a carbon-neutral solution for wood desiccation, are postponing the closing of the business combination due to certain closing conditions not yet being satisfied. Pacifico is working towards to close the transaction within 30 calendar days.

About Caravelle Group Co., Ltd

Caravelle Group Co., Ltd (“Caravelle”) is a world-leading ocean technology firm providing a carbon-neutral solutions to the traditional timber and shipping industries. Boasting a seasoned, entrepreneurial team with extensive experience in the international shipping and timber industry, Caravelle will transform ocean-based shipping with its integration of its traditional shipping services and the newly launched CO-Tech business. For more information, visit: https://www.caravelleglobal.com.

About Pacifico Acquisition Corp.

Pacifico Acquisition Corp (“Pacifico”) is a blank check company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses.

Contact

For Pacifico Acquisition Corp.:

Edward Cong Wang

Chief Executive Officer

Pacifico Acquisition Corp.

c/o Pacifico Capital LLC

521 Fifth Avenue 17th Floor

New York, NY 10175

Email: edwardwang@pacificocorp.com